Exhibit 4.54

English Translation

Contract No.: (2008) Ning Yin Xin Zi No.

Comprehensive Credit Granting Contract

China CITIC Bank

Comprehensive Credit Granting Contract

Credit Grantee: CEEG (Nanjing) PV-Tech Co., Ltd. (“Party A”)
Address: No. 123, West Focheng Road, Jiangning Economic & Technical Development Zone, Nanjing
Post Code: 211100
Tel.: 025-52766898
Fax: 025-52766896
Legal Representative: Lu Tingxiu
Opening Bank and Account: 732161018210008151

Credit Grantor: China CITIC Bank Co., Ltd. Nanjing Branch (“Party B”)
Address: No. 348, Zhong Shan Road, Nanjing
Post Code: 210008
Tel.: 83799186
Fax: 83799000
Legal Representative/Responsible Person: Jiao Shijing

Signing place: Nanjing
Signing date: January 9, 2008

In accordance with the Law of the People’s Republic of China on Commercial Banks, the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, abiding by the principle of credibility, equality and free will and through consultation, hereby enter into this Contract.

Article 1 Definitions

Except as otherwise specifically provided for herein, the following terms shall have the meanings below:

“Comprehensive Credit Granting”: means the credit granted by Party B to Party A, including one or more business types such as RMB or foreign currency working capital loan, issuing bank’s acceptance bill, discount of bill, issuing letter of credit, packing loan, inward documentary bills, outward documentary bills, issuing letter of guarantee or other business types recognized by Party B.

“Comprehensive Credit Line”: means the maximum amount of credit balance Party B grants to Party A.

“Credit Balance”: means the aggregate amount of the principal of the debt that arise from the use by Party A of Comprehensive Credit Line and are not repaid yet under this Contract. For issuing bank’s acceptance bill, it means the total amount of draft opened and unpaid by Party B according to this Contract; for issuing letter of credit, it means the total amount of letter of credit opened and unpaid by Party B according to this Contract; for issuing letter of guarantee, it means the total amount of letter of guarantee opened and unpaid by Party B according to this Contract.

Article 2 Credit Line and Type of Comprehensive Credit Granting

2.1 The Comprehensive Credit Line may be applied for by Party A from Party B during the credit granting period stipulated in this Contract is:

(in words) RMB one hundred and fifty million only, (in figures) RMB 150,000,000.

2.2 The Comprehensive Credit Line under this Contract can be used for one or more business types: loan, acceptance of bills, discount of bill, issuing letter of credit, packing loan, inward documentary bills, outward documentary bills, issuing letter of guarantee or other credit granting business types recognized by Party B.

2.3 The detailed business type, line, period, purpose, etc. of the above Comprehensive Credit Line applied by Party A shall be subject to the stipulations of specific business contract concluded by both parties under this Contract. Party B only performs loan release and other corresponding obligations according to the stipulations of specific business contract concluded by both parties under this Contract.

Article 3 Use of Comprehensive Credit Line

3.1 The term of the Comprehensive Credit Line stipulated herein shall be one year from 2008 to 2009.

3.2 Party A may apply in written form for using such Comprehensive Credit Line once or more times within the term and the Comprehensive Credit Line stipulated herein.

The written application of Party A shall indicate credit type, term, amount and etc. proposed in application of using the Comprehensive Credit Line. Party B shall enter into specific business contract or other legal documents recognized by Party B in case Party B considers, after examination, that the application satisfies the credit granting requirements and the provisions of this Contract.

3.3 The Credit Balance used by Party A shall not exceed Comprehensive Credit Line at any time during the term of Comprehensive Credit Granting. During the term of Comprehensive Credit Granting Party B agrees to handle the Comprehensive Credit Line paid off by Party A with the following number (1) method and the unused credit line is automatically cancelled upon expiration of the term.

(1)	Circulating use. Under the Comprehensive Credit Line stipulated in Article 2 herein, if Party A has paid off the debts to Party B during the term of the Comprehensive Credit Line, Party B recovers the corresponding credit line for the repaid part so that Party A may re-use the credit line during the term of the Comprehensive Credit Line.

(2)	Non-circulating use. Under the Comprehensive Credit Line stipulated in Article 2 herein, if Party A has paid off the debts to Party B during the term of the Comprehensive Credit Line, Party B does not recover the corresponding credit line for the repaid part, so that Party A may not re-use the credit line during the term of the Comprehensive Credit Line.

3.4 The expenses charged by Party B in the business such as bank’s acceptance bills, letter of guarantee, international trade financing and etc. hereunder, discount rate of note discount, interest rate and exchange rate to be defined in loan and inward and outward documentary bills shall be stipulated in each specific business contract by both parties.

3.5 The specific business contract concluded hereunder by both parties prevails in case of any nonconformity with this Contract.

3.6 When Party A apply for the credit line, Party B shall enter into specific business contract with Party A and performs thereunder in case that Party B considers, after examination, that the application complies with the credit granting requirements and provisions of this Contract.

Article 4 Representations and Warranties of Party A

4.1 Party A is a legal person or other entity established under the laws of PRC with legal capacity for civil rights and civil conducts required for conclusion and performance of this Contract, which is capable to undertake civil liability and obtains all necessary and lawfully internal and external approvals and authorizations to conclude this Contract.

4.2 Party A undertakes to use the credit line according to laws and regulations as well as the provisions of this Contract and specific business contracts.

4.3 Party A undertakes to submit in time authentic financial statements and other documents on production and management upon the request of Party B during the term of credit line and assures the materials, documents, data and information provided are authentic, accurate, complete, lawful and valid.

Article 5 Rights and Obligations of Party A

5.1 During the term of credit line, in case of occurrence of any significant changes of management and decision of Party A, including but not limited to share transfer, reorganization, merger, division, transformation of stock system, joint venture, cooperation, association, contract and leasing, business scope, change of registered capital and etc. which may influence the rights and interests of Party B, Party A shall notify Party B in written form at least 30 days in advance and Party A shall perform the compensation liability of the debts hereunder approved by Party B in written form or pay off relevant debts in advance or provide security recognized by Party B.

5.2 Provided that Party A disposes its total or majority parts of significant assets or business revenue in the form of transfer, leasing or establishment of guarantee for the debts except for that stipulated herein, Party A shall notify Party B in written form at least 30 days in advance and obtain prior written consent from Party B.

5.3 In case of any event having an adverse effect on the performance of debts hereunder, including but not limited to litigation, arbitration, criminal investigation, administrative sanction, winding-up, suspension, dissolution, declared bankruptcy, revocation of business license, cancellation, degradation of financial condition and etc., Party A shall give written notice to Party B within 3 days from the date of occurrence or possible occurrence of the above events.

5.4 Provided that the guarantor loses all or part of guarantee capability related to this Contract for the events including but not limited to winding-up, suspension, declared bankruptcy, dissolution, revocation of business license, cancellation, loss and etc., or the value of mortgage, pledge or right of pledge as the security hereunder reduces, Party A shall provide new security recognized by Party B.

5.5 Party A may not transfer all or any of the debts hereunder to any third party without the written consent from Party B.

5.6 Party A undertakes to repay principal and interests of credit and expenses payable on time. For the accounts payable of Party A under this Contract and specific business contracts including but not limited to credit principal, interest, penalty interest and other expenses, Party B is entitled to deduct from any account opened in Party B or its subsidiaries without prior consent from Party A. When Party B deducts from the account of Party A as agreed in this Contract or specific business contract, in case that the currency of the account is different from the currency of business, the deducted amount is exchanged according to the foreign exchange rate published by Party B on the date of deduction.

5.7 In case of any changes of Party A on name of legal entity, legal representative, project responsible person, registered office, telephone, fax number and etc. during the term of Comprehensive Credit Line, Party A shall notify Party B in written form within 7 days after the date of change.

Article 6 Rights and Obligations of Party B

6.1 Party B is entitled to decide whether to conclude specific business contract with Party A according to the relevant management rules and approval procedures of credit of China CITIC Bank and inspect and supervise the performance of specific business contracts at any time.

6.2 For the application of Party A for the use of credit line, Party B shall conclude a specific business contract with Party A and perform thereunder if Party B considers, after examination, the application is in conformity with credit granting requirements and provisions of this Contract.

6.3 If Party B fails to exercise or postpones the exercise of the rights specified in this Contract or specific business contracts, it may not be considered as a waiver of the right or an obstruction for Party B from exercising the right at any time.

6.4 Party B shall keep confidential the materials, documents and information related to and provided by Party A except for any information that shall be inquired or disclosed according to laws and regulations.

Article 7 Guarantee

7.1 In order to assure the compensation for the creditor’s rights hereunder, the following number (1) method is applied:

(1) Maximum Amount Guarantee Contract (No.              ) between CEEG Group Co., Ltd. (the Guarantor) and Party B;

(2) Maximum Amount Mortgage Contract (No.             ) between              (Mortgagor) and Party B;

(3) Other form of guarantee                         .

7.2 Party B is entitled to request Party A to provide guarantee other than the guarantee in this article when both parties conclude specific business contract hereunder.

Article 8 Defaulting Liabilities

8.1 Both parties shall perform any obligation stipulated in this Contract and the specific business contract. Any party who fails to perform all or part of the obligations shall undertake corresponding responsibility of breach of contract and compensate for any losses of the other party resulting from the failure.

8.2 During the performance of this Contract, Party A is considered as breach of contract in case of any of the following:

8.2.1 During the term of this Contract, Party A indicates expressly or by its activity non-performance of or failure to perform the obligations according to this Contract or specific business contracts;

8.2.2 Party A fails to perform any obligation hereunder;

8.2.3 The documents related to this Contract provided by Party A to Party B and representations and warranties under Article 4 are proved to be inauthentic, inaccurate, incomplete or intentionally misleading.

8.2.4 Party A suspends, becomes unable or presents unable to repay due debts;

8.2.5 Any event that is considered by Party B as possibly or already effecting or damaging the rights and interests of Party B hereunder including but not limited to winding-up, suspension, declared bankruptcy, dissolution, revocation of business license, cancellation, or litigation, arbitration, criminal or administrative penalty which brings disadvantageous results to the management or property condition of Party A.

8.2.6 Any change of registered office, business scope, legal representative, and other registered items for industry and commerce or significant investment outside Party A which seriously affects or threats the creditor’s right of Party B;

8.2.7 Any significant financial losses, asset losses or losses for external guarantee or other financial crisis of Party A, which are considered by Party B as possibly or already effecting or damaging the rights and interest of Party B hereunder;

8.2.8 Party A changes purpose of credit on its own discretion;

8.2.9 Any crisis of management or finance of the holding shareholders or other affiliated companies of Party A, or any material affiliated transaction between Party A and its holding shareholders or other affiliated companies, which influences the ordinary management of Party A;

8.2.10 Any adverse change in the industry of Party A, which materially affects or threats the realization of creditor’s right of Party B;

8.2.11 Any material corruption, bribery, embezzlement or illegal operation of the senior managers of Party A, which is considered by Party B as possibly or already effecting or damaging the rights and interest of Party B hereunder;

8.2.12 Any breach of contract by Party A to other creditors which affects the realization of creditor’s rights of Party B;

8.2.13 Party A fails to provide new guarantee in accordance with the requirements of Party B in case that the guarantor of Party A violates the stipulations of guarantee contract or any event of breach of the guarantee contract occurs;

8.2.14 Party A fails to provide new guarantee in accordance with the requirements of Party B in case that the mortgage or pledge hereunder is sealed up, detained, reported loss, stop payment or other compulsory measures, or has any dispute in the right and attribution of them, or is damaged or possibly damaged by any third party, or is affected or threatened to be affected in safety and soundness.

8.2.15 Other events which threat, damage or possibly threat, damage the rights and interests of Party B.

8.3 In case of any of the above events in Article 8.2, Party B is entitled to exercise the following one or more measures agreed by party A:

8.3.1 Adjustment, cancellation or suspension of Comprehensive Credit Line hereunder or adjustment of term of credit line;

8.3.2 To suspend the draw down of the Comprehensive Credit Line hereunder, announce that all or part of debts of Party A hereunder become due, and request Party A to immediately repay all or part of used credit line;

8.3.3 Request Party A to increase guarantee or take other measures to prevent the legal rights and interests of Party B from being damaged;

8.3.4 To exercise the right of guarantee;

8.3.5 To deduct from any account of Party A in Party B or its subsidiaries directly according to this Contract so as to compensate all the debts of Party A under this Contract or specific business contracts (including any debts Party B requests to compensate in advance) without prior consent from Party A.

8.4 All the expenses for realizing creditor’s rights of Party B (including but not limited to expenses of litigation, travel, attorney, property preservation, notarization, authentication, translation, evaluation and auction and etc.) shall be borne by Party A.

Article 9 Effectiveness, Change and Termination of Contract

9.1 This Contract becomes effective after signature of the legal representative or authorized person of Party A and legal representative, responsible person or authorized person of Party B with company seal or special seal for contractual uses.

9.2 Neither party may change or terminate this Contract prematurely after this Contract becomes effective; if necessary, both parties shall reach a written agreement through negotiation.

Article 10 Dispute Resolution

10.1 Any dispute arising from or out of or in connection with this Contract shall be resolved by both parties through negotiation. In case no resolution can be reached, both parties agree to resolve such dispute by (2) :

(1) Submitting it to _____ Arbitration Committee for arbitration.

(2) Bringing a lawsuit with the people’s court at the place where Party B is domiciled

Article 11 Supplementary provisions

11.1 Any notice or other communications given by either party shall be deemed to be served on the other party: if by cable or fax, upon transmission; or if by mailing, 3 days after mailing.

11.2 Other provisions

If otherwise provided for in specific business contract, its relevant provisions shall prevail.

11.3 In case of anything not covered herein, both parties may enter into a separate written agreement as the annex of this Contract. Any annex, amendment or supplement of this Contract shall make an integral part of this Contract and have same legal effect as this Contract.

11.4 This Contract is executed in duplicate with one counterpart for each party to comply with.

11.5 Party B has taken reasonable methods to bring to Party A’s attention the terms of exemption or limitation of its responsibility and provides adequate explanation of relevant terms upon the request of Party A; both parties have no demurral to the understanding of all the terms of this Contract.

Party A (company seal or contract seal) (Seal)

Legal representative: Lu Tingxiu (Seal)

(or authorized agent)

Party B (company seal or contract seal) (Seal)

Legal representative/responsible person: Jiao Shijing(Seal)

(or authorized agent)